EXHIBIT 10.55

September 30, 2011

Winn Exploration Co., Inc.	Pacific Energy Development Corp.
800 North Shoreline Blvd.	4125 Blackhawk Plaza Circle, Suite 201A
Suite 1900 North	Danville, California 94506
Corpus Christi, Texas 78401	Attn: Frank C. Ingriselli
Attn: Michael W. Calley, Vice President

Lacy Properties, Ltd.	Crain Energy, Ltd.
222 East Tyler Street	222 East Tyler Street
P.O. Box 2146	P.O. Box 2146
Longview, Texas 75606	Longview, Texas 75606
Attn: Darren Groce Land/Legal	Attn: Darren Groce Land/ Legal

Re:	Amendatory Letter Agreement Purchase and Sale Agreement, dated August 23, 2011 Pedco Nio Prospect 13,978.326± gross acres Weld County, Colorado

Ladies and Gentlemen:

Reference is hereby made to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated August 23, 2011, by and among Esenjay Oil & Gas, Ltd. (“Esenjay”), Winn Exploration Co., Inc. (“Winn”), Lacy Properties, Ltd. (“Lacy”) and Crain Energy, Ltd. (“Crain”), as Sellers, and Pacific Energy Development Corp. (“PEDCO”), as Buyer. Esenjay, Winn, Lacy, Crain and PEDCO are sometimes referred to herein collectively, as the “Parties” or individually, as a “Party.” This Amendatory Letter Agreement (this “Amendment”) sets forth the terms and conditions of the agreement among the Parties with regard to the above-referenced matter. All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

The Purchase Agreement sets forth the terms and conditions by which PEDCO agrees to acquire from Esenjay, Winn, Lacy and Crain an undivided Fifty Percent (50%) of 8/8ths interest in certain leases insofar as those leases cover certain lands identified in the Purchase Agreement.

Section 2.3 of the Purchase Agreement provides that PEDCO shall determine the number of Net Leasehold Acres covered by each of the Appendix 2 Leases and the Additional Leases that are acceptable to PEDCO in the good faith exercise of reasonable discretion on or before the expiration of the Review Period.

September 30, 2011

Section 2.4 of the Purchase Agreement states that on or before the expiration of the Review Period, PEDCO shall give Esenjay written notice identifying in reasonable detail all Title Defects that will be taken into account in determining the Approved Net Leasehold Acres and identifying any Excluded Leases and the reasons for such exclusion.

Section 2.1 of the Purchase Agreement defines the “Review Period” as a period ending at 5:00 p.m. local time in Corpus Christi, Texas, twenty (20) days prior to the date of the Closing. This date falls on a weekend. Therefore, the Parties desire to amend Section 2.1 of the Purchase Agreement to set the time at which the Review Period shall end at 5:00 p.m. local time in Corpus Christi, Texas on Wednesday, October 5, 2011.

In consideration of the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, the Parties hereby agree as follows:

1. The Parties hereby amend Section 2.1 of the Purchase Agreement to read in its entirety as follows:

“2.1           Review Period; Costs of Title Information and Environmental Due Diligence.  For a period ending at 5:00 p.m. local time in Corpus Christi, Texas, Wednesday, October 5, 2011 (the “Review Period”), PEDCO and its representatives will have the right to review all land, legal, well and regulatory files and information in any Seller’s possession that pertain to the Subject Acreage and the Subject Leases. Each Seller shall provide PEDCO with true and correct copies of all land, legal, title, well and regulatory information in such Seller’s possession covering the Subject Acreage and the Subject Leases, including copies of all of the Subject Leases and copies of all title documentation, assignments, title opinions, abstracts of title, run-sheets and other title information and environmental reports or assessments in such Seller’s possession with respect to the Subject Acreage and the Subject Leases. The costs of title run sheets, title opinions and environmental assessments prepared for PEDCO will be the sole responsibility of PEDCO. PEDCO will provide copies of all title run sheets, title opinions, title curative information and environmental reports or assessments that PEDCO acquires to Esenjay during the Review Period. Except as expressly provided in this Agreement, no Party makes any representation as to the accuracy or reliability of any title information or data furnished to any other Party hereunder. During the Review Period, Sellers shall permit PEDCO and its representatives at reasonable times and at PEDCO’s sole risk, cost and expense, to conduct reasonable inspections of the Subject Leases and the Subject Acreage.”

2. As amended hereby, the Purchase Agreement is in full force and effect, and valid and binding upon the Parties. In the event of a conflict between this Amendment and the Purchase Agreement, the terms and conditions of this Amendment shall control and govern the point in conflict. Notwithstanding anything to the contrary, failure of this Amendment to address a point in the Purchase Agreement shall not be deemed to be a conflict.

September 30, 2011

3. Each Party hereby agrees that such Party shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to carry out such Party’s obligations under this Amendment. This Amendment shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns. This Amendment may not be altered, or amended, nor any rights hereunder waived, except by an instrument in writing executed by the Party or Parties to be charged with such amendment or waiver. This Amendment may be executed in counterparts, and each counterpart shall be deemed to be an original, but all of which shall be deemed to be one amendment. This Amendment may be executed by telefax or electronic signatures, and telefax and electronic signatures shall be valid and binding upon the Parties.

Please execute this letter in the space provided below indicating your agreement with the above amendments to the Purchase Agreement and return the executed letter to the undersigned by fax or email at your earliest convenience.

Should you have any questions, please do not hesitate to contact me. Thank you for your prompt attention to this matter.

Sincerely,

Esenjay Oil & Gas, Ltd.

By:	Esenjay Petroleum Corporation,
Its General Partner

By:	/s/ Linda D. Schibi
Linda D. Schibi
Vice President Land

ACCEPTED AND AGREED
this 30th day of September, 2011

Winn Exploration Co., Inc.		Pacific Energy Development Corp.

By:	/s/ Michael W. Calley	By:	/s/ Clark R. Moore
Name:	Michael W. Calley	Name:	Clark R. Moore
Title:	Vice President	Title:	EVP and General Counsel

Lacy Properties, Ltd.		Crain Energy, Ltd.

By:	Lacy Property Management, Inc.	By:	Crain Oil & Gas, LLC
Its	General Partner	Its	General Partner

By:	/s/ Darren T. Groce	By:	/s/ Darren T. Groce
Name:	Darren T. Groce	Name:	Darren T. Groce
Title:	Interim President	Title:	Interim President